UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FAIRPOINT COMMUNICATIONS, INC.
(Name of the Registrant as Specified In Its Charter)
. (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FairPoint Communications, Inc. 521 East Morehead Street, Suite 500 Charlotte, NC 28202 (704) 344-8150

March 26, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc. to be held at 11:00 a.m., EDT, on Monday, May 11, 2015, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, I will be pleased to report on the activities of the past year and items of interest about FairPoint.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to promptly complete your proxy, which can be submitted by Internet, telephone or mail. Thank you for voting.

Very truly yours,

Paul H. Sunu Director and Chief Executive Officer

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 500
Charlotte, North Carolina 28202
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 11, 2015
TO THE SHAREHOLDERS:
You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc., a Delaware corporation, which will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, on Monday, May 11, 2015, at 11:00 a.m., EDT, for the following purposes:

1.
To elect the nine directors nominated by our board of directors and named in the Proxy Statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To approve, by a non-binding advisory vote, our named executive officer compensation;

3.	To consider and vote upon a proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 23, 2015, the record date for the annual meeting.
Whether or not you plan to attend, please complete a proxy promptly --- by Internet, telephone or mail, as instructed on the proxy card --- so that your shares may be represented and voted at the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 11, 2015. On or about March 30, 2015, we will mail a printed copy of this proxy statement, a proxy card and FairPoint's annual report for the year ended December 31, 2014, which we refer to collectively as the proxy materials. The proxy materials will also be available at www.edocumentview.com/FRP.

By Order of the Board of Directors,
Shirley J. Linn
Executive Vice President,
General Counsel and Secretary
March 26, 2015

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 500
Charlotte, North Carolina 28202

PROXY STATEMENT
Annual Meeting of Shareholders
to be held on May 11, 2015
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement is being furnished in connection with the solicitation by the board of directors of FairPoint Communications, Inc. of proxies to be voted at the annual meeting of shareholders on May 11, 2015. On or about March 30, 2015, we expect to begin mailing to shareholders of record this proxy statement, the proxy card and a copy of FairPoint's annual report for the year ended December 31, 2014, which we refer to collectively as the proxy materials.
The principal executive offices of FairPoint Communications, Inc., a Delaware corporation, are located at 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150.
The term "FairPoint" (as well as the words "we," "us" and "our") refers to FairPoint Communications, Inc. excluding its subsidiaries and the term the "Company" refers to FairPoint and its subsidiaries. References to "you" or "your" refer to FairPoint's shareholders.
In this section of the proxy statement, we answer some common questions regarding the annual shareholders meeting and the voting of shares of common stock at the annual meeting.
Where and when will the annual meeting be held?
The date, time and place of the annual meeting are: May 11, 2015 at 11:00 a.m., EDT, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202.
Why am I receiving this proxy statement?
This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. You have received this proxy statement because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may vote your shares by Internet, telephone or mail, as instructed on the proxy card.
What do I need to attend the annual meeting and when should I arrive?
The annual meeting will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. Admission to the annual meeting will begin at 10:15 a.m. for the 11:00 a.m. meeting.
In order to be admitted to the annual meeting, you should:

•	Provide enough time to ensure that you are seated by the commencement of the annual meeting at 11:00 a.m.; and

•
Bring photo identification, such as a driver's license and proof of ownership of FairPoint stock on the record date, March 23, 2015, such as a brokerage statement or letter from a bank or broker indicating ownership on March 23, 2015, a proxy card, legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present a properly executed legal proxy and a copy of the proof of ownership.
If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, we will be unable to admit you to attend in person.

What can I vote on at the meeting?
There are three matters scheduled to be voted on at the annual meeting:

(1)
The election of the nine director nominees nominated by our board of directors and named in this proxy statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	The approval, by a non-binding advisory vote, of our named executive officer compensation; and

(3)	The consideration and voting upon a proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
In addition, at the annual meeting we will transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
How does the board of directors recommend that I vote?
The board of directors recommends that you vote your shares "FOR" the election of each of the nominees to the board of directors, "FOR" the approval of our named executive officer compensation and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Who can vote?
You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 23, 2015, the record date for determining the shareholders who are entitled to vote at the annual meeting. As of the close of business on March 23, 2015, there were a total of 26,864,773 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.
What is the required vote for approval?
The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting. The approval of a non-binding advisory vote of our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent auditors require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal in order to pass.
How are votes counted and what happens if I abstain?
We will hold the annual meeting if shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy card by mail, deliver their proxy via the Internet at the website provided in the proxy materials, deliver their proxy via the toll free number provided on the proxy card or attend the annual meeting. One third of the shares of common stock issued and outstanding and entitled to vote at the annual meeting present in person or by proxy will constitute a quorum. If you submit a proxy, whether by Internet, telephone or mail, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.
You may vote "for", "against" or "abstain" on each of the proposals (other than the proposal regarding the election of the nine nominees to the board of directors). With respect to director nominations, you may vote in favor of all nominees, withhold votes on all nominees or vote in favor of and withhold votes as to specific nominees. A share voted "abstain" with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. An abstention will not have any effect on the election of directors. An abstention could prevent the approval of the other proposals because it does not count as an affirmative vote, namely the proposal to approve on an advisory basis our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. These two proposals require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal in order to pass. If you return a signed proxy card without indicating your vote on any matter, the designated proxies will vote to elect all nine director nominees, approve, on an advisory basis, our named executive officer compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.
Will my shares be voted if I do not provide my proxy?
Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the Nasdaq Stock Market LLC (the "NASDAQ") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors is considered a "routine" matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters. The election of directors and the approval of our named executive officer compensation are considered non-routine matters. If you do not provide your brokerage firm with voting instructions on these proposals, your shares will not be voted and are called "broker non-votes."
How do I vote?
Shareholders of record may vote in person by attending the annual meeting or before the annual meeting as set forth below. Your vote is very important, so whether you plan to attend the annual meeting or not, we encourage you to vote before the annual meeting in one of the following ways if possible:

•	visiting the website shown on your proxy card, to submit a proxy via the Internet;

•	calling the toll free number shown on your proxy card, to submit a proxy via the telephone; or

•	completing, signing, dating and returning a proxy card by mail.
How do I vote prior to the annual meeting by proxy?
Follow the instructions on the proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not make a selection when you submit your proxy by Internet, telephone or mail, your proxy will be voted as recommended by the board of directors.
What if other matters come up at the annual meeting?
The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the proposal to elect directors, the proposal to approve by a non-binding advisory vote our named executive officer compensation and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.
Can I change my vote after I return my proxy card?
Yes. At any time before the vote on a proposal, you can change your vote in any of the following ways:

•	by sending a written notice to the corporate secretary of FairPoint that is received prior to the annual meeting stating that you revoke your proxy;

•	by submitting a subsequent proxy by Internet, telephone or mail with a later date; or

•	by attending the annual meeting and voting your shares.
A shareholder whose shares are held in "street name" by its broker and who has directed that person to vote its shares should instruct that person in order to change or revoke its vote.
What do I do if my shares are held in "street name"?
If your FairPoint shares are registered in your name, you are a shareholder of record. If your FairPoint shares are held in the name of your broker, bank or other holder of record, your shares are held in "street name". If your shares are held in the name of your broker, a bank or other holder of record, that party will give you instructions for voting your shares.
You may examine a list of the shareholders of record as of the close of business on March 23, 2015 for any purpose germane to the annual meeting during normal business hours during the 10-day period preceding the date of the meeting at FairPoint's corporate headquarters, located at 521 East Morehead Street, Suite 500, Charlotte, NC 28202. This list will also be made available at the annual meeting.
What do I do if I receive duplicate sets of proxy materials?
You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare, Inc., our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.

What is "householding"?
"Householding" allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. We do not offer "householding" for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers "householding".
Who will count the votes?
Computershare, Inc., our transfer agent, will count the votes and will serve as tabulator of the votes. J. Garrett Van Osdell, Vice President and Assistant General Counsel of the Company, will serve as the inspector of election.
Where do I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also publish the final results on Form 8-K, which we will file with the Securities and Exchange Commission (the "SEC") within four business days after the annual meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (866) 377-3747 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also obtain a copy on the Internet at www.fairpoint.com on the "Investor Relations" page, under the "SEC Filings" caption, or through the SEC's electronic data system called EDGAR at www.sec.gov.
Who will conduct this proxy solicitation and who pays for this proxy solicitation?
We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies. Morrow & Co., LLC may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. It is anticipated that the fee for those services will not exceed $7,500 plus reimbursement for customary out-of-pocket expenses. We will pay such fee and expenses. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.
In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.
Whom can I call with any questions about my shares?
If you hold shares in "street name", you may contact your broker. If you are a shareholder of record, you may call our transfer agent, Computershare, Inc., at (877) 295-8608 or visit their web site at www.computershare.com/investor.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
Our board of directors currently consists of nine directors. Paul H. Sunu was appointed as our Chief Executive Officer ("CEO") and a member of our board of directors effective August 24, 2010. The other members of our board of directors, other than Peter C. Gingold and Peter D. Aquino, were appointed in accordance with our Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as confirmed, the " Reorganization Plan") on January 24, 2011 (the "Effective Date"), the date we substantially consummated our reorganization through a series of transactions contemplated by the Reorganization Plan and the Reorganization Plan became effective pursuant to its terms. Mr. Gingold, upon recommendation by a non-management director, was appointed to our board of directors in June 2012 to replace a director who had resigned. Mr. Aquino was elected to our board of directors in May 2014 at our annual meeting of shareholders.
Director Independence
The board of directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our board of directors has determined that, other than Paul H. Sunu, all of our directors are independent under the criteria for independence set forth in the listing standards of the NASDAQ and accordingly are independent directors with no material relationship to the Company other than being a director or shareholder of FairPoint. Therefore, we satisfy the NASDAQ requirement that a majority of our board of directors be comprised of independent directors.
Directors
The following sets forth selected biographical information for our directors, including their ages as of March 23, 2015.
Peter D. Aquino—Mr. Aquino, age 53, has held leadership positions in both public and private companies, specializing in turnarounds, start-ups and emerging markets. He is the founder of Broad Valley Capital, LLC, focused on companies needing both telecommunication expertise and capital. Mr. Aquino recently served as the Executive Chairman of Primus Telecom Group, Inc. ("PTGI") (NYSE: PTGI) until April 30, 2013, transitioning from chairman and CEO after nearly a three-year assignment with the international telecommunication company. Prior to PTGI, Mr. Aquino was the President and CEO of RCN Corporation (formerly NASDAQ: RCNI) from December 2004 until its go-private sale in August 2010. Mr. Aquino currently serves as chairman of the United Way Worldwide - U.S. Board of Trustees and a board member of TiVo, Inc. (NASDAQ: TIVO). Mr. Aquino is a graduate of Montclair State College in New Jersey and has a Masters of Business Administration from George Washington University in Washington, DC.
We believe Mr. Aquino's qualifications to serve on our board include his leadership background in the communications industry, including his experience from both an operational and financial perspective and his service as a member of the board of directors of another publicly-traded company.
Dennis J. Austin—Mr. Austin, age 70, has served as an independent telecommunications consultant since 2002.  Mr. Austin previously served as a consultant at BearingPoint, formerly KPMG Consulting and formerly KPMG LLP, from 1995 to 2002 and as vice president at San Francisco Consulting Group ("SFCG") from 1985 to 1995. Prior to joining SFCG, Mr. Austin was vice president of engineering with Dataspeed Inc. from 1983 to 1985 and director of switch engineering, network planning and design at GTE Sprint from 1977 to 1983. Prior to joining GTE Sprint, Mr. Austin served as a member of the technical staff with Bell Telephone Laboratories from 1966 to 1977. Mr. Austin holds a Ph.D. in electrical engineering from Stanford University.
We believe Mr. Austin's qualifications to serve on our board include his significant consulting and leadership experience in the telecommunications industry, as well as his strong technical and product background.
Peter C. Gingold—Mr. Gingold, age 41, joined Angelo, Gordon & Co. ("Angelo Gordon") in May of 2007 as a vice president and became a director of Angelo Gordon in February 2011, in each case focusing in distressed and leverage credit. Mr. Gingold became a managing director of Angelo Gordon in February 2014. Mr. Gingold's background includes significant management experience across several operational roles, positions as an investment banker and functions related to corporate development and strategy.  Mr. Gingold currently serves as a board member of C&D Technologies, Inc. He holds a Bachelor of Science degree from Cornell University and a Master of Business Administration degree from the Columbia Business School.
We believe Mr. Gingold's qualifications to serve on our board include his extensive understanding of equity and debt capital markets, as well as his current and past positions on the boards or as a board observer of other companies.

Edward D. Horowitz—Mr. Horowitz, age 67, currently serves as the chair of FairPoint's board of directors. Mr. Horowitz served as co-CEO of Encompass Digital Media, a global operator of satellite teleports and digital content management, from January 2013 through March 2014. He remains chairman of EdsLink LLC, a New York City based venture capital firm, which he founded in 2000 and is also a director of Encompass Digital Media.  Mr. Horowitz served as president and CEO of SES-Americom, a communications satellite operator and as a member of the executive committee of its parent company, SES (SESG, Lux.) from 2005 to 2008.  Before founding EdsLink LLC, Mr. Horowitz was executive vice president of Advanced Development at Citigroup from 1997 through 2000 and was the founder and chairman of e-Citi. Prior to joining Citigroup, from 1989 to 1997, Mr. Horowitz was a senior vice president of Viacom Inc. and a member of its operating committee. Mr. Horowitz is a trustee of the New York Hall of Science. He received a Bachelor of Science degree in physics from the City College of New York and a Master of Business Administration degree from the Columbia Business School.
We believe Mr. Horowitz's qualifications to serve on our board include his breadth of leadership experience in the communications industry, as well as his current and past service on the boards of other companies.
Michael J. Mahoney—Mr. Mahoney, age 64, previously served as president and CEO of Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone") from 2000 to 2007.  Prior to joining Commonwealth Telephone, Mr. Mahoney served as president and chief operating officer of RCN Corporation from 1997 to 2000 and as president and chief operating officer of C-TEC Corporation from 1993 to 1997.  Mr. Mahoney currently serves as a director of Level 3 Communications, Inc. (NYSE: LVLT). He received a Bachelor of Science degree in accounting from Villanova University.
We believe Mr. Mahoney's qualifications to serve on our board include his extensive management, operational and financial experience in telecommunications and specifically in businesses similar to ours, his significant regulatory experience and expertise and his service as a director of another publicly-traded company.
Michael K. Robinson—Mr. Robinson, age 58, has served as president and CEO since 2005, and as a director since 2009, of Broadview Networks, Inc. ("Broadview").  Broadview executed a pre-packaged Chapter 11 restructuring in 2012 and exited bankruptcy in November 2012. Mr. Robinson previously served as executive vice president and chief financial officer ("CFO") of US LEC (which is now part of Windstream Corporation) from 1998 to 2005. Prior to 1998, Mr. Robinson spent 10 years as an executive at Alcatel (now Alcatel-Lucent). Mr. Robinson also serves as a director of Lumos Networks Corp. (NASDAQ: LMOS). Mr. Robinson received a bachelor's degree in Business and Economics from Emory & Henry College and a Master of Business Administration degree from Wake Forest University.
We believe Mr. Robinson's prior experience in telecommunications, both from an operational and financial perspective, including in non-local exchange carrier environments adds significant perspective to the changing market for communication services.
Paul H. Sunu—Mr. Sunu, age 59, has served as our CEO since August 2010, prior to which he was CFO of Hargray Communications Group, Inc., a position he had held since 2008.  Mr. Sunu was CFO of Hawaiian Telcom Communications, Inc. from 2007 to 2008 and a managing director and CFO of Madison River Communications Corp. from 1996 to 2007.  He currently serves as the chairman of the board of directors of Integra Telecom, Inc. and is a former board member of Madison River Communications Corp., Hawaiian Telcom Communications, Inc. and Centennial Communications Corp. He received a Bachelor of Arts degree in public administration from the University of Illinois and a J.D. from the University of Illinois College of Law.
We believe Mr. Sunu's role as CEO of the Company makes him uniquely qualified to serve on our board, as he brings the day to day knowledge of our business to the board and shares his strategic vision with the board as it provides oversight and policy direction for the Company.
David L. Treadwell—Mr. Treadwell, age 60, has been a director of FairPoint since 2011 and serves on a number of other boards in various industries. Mr. Treadwell currently serves on the board of directors of Flagstar Bancorp. Inc. (NYSE: FBC), Visteon Corporation (NYSE: VC) and EPMC Holdings Corporation and serves as chairman of the board of directors of C&D Technologies, Inc., Revere Industries, LLC, AGY, LLC and Grow Michigan, LLC. In addition to being the chairman of the board of directors of C&D Technologies, Inc., he served as interim CEO from April 2012 to September 2012. He previously served as president and CEO of EP Management Corporation, formerly known as EaglePicher Corporation, from 2006 through 2011. Mr. Treadwell was EaglePicher Corporation's chief operating officer from 2005 to 2006. Prior to that, he served as CEO of Oxford Automotive, Inc. in 2004 to 2005 through its restructuring. Mr. Treadwell received a Bachelor of Business Administration degree from the University of Michigan, Ann Arbor.
We believe Mr. Treadwell's qualifications to serve on our board include his strong operational and leadership skills and his previous experience outside of the telecommunications industry, as well as his previous experience as a turn-around agent for businesses seeking strategic alternatives.

Wayne Wilson—Mr. Wilson, age 66, a New Hampshire resident, has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles as president, chief operating officer and CFO of PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services.  From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP.  Mr. Wilson currently serves as a director of ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), Edgewater Technology, Inc. (NASDAQ: EDGW) and Hologic, Inc. (NASDAQ: HOLX). He previously served as a director of Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.
We believe Mr. Wilson's qualifications to serve on our board include his strong accounting and finance understanding gained from years as a certified public accountant in industry and with a major public accounting firm. This allows him to provide leadership to the Company's audit committee. Mr. Wilson's qualifications also include his experience as a director on the boards of multiple publicly-traded companies. Mr. Wilson also fulfills the regulatory requirement that at least one member of our board reside in northern New England, as Mr. Wilson is a resident of New Hampshire.
Committees of the Board of Directors
Our board of directors has four separately designated standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a regulatory committee.
Audit Committee
Our audit committee consists of Dennis J. Austin, Michael J. Mahoney, Michael K. Robinson and Wayne Wilson and met eight times during 2014. Mr. Wilson is the chair of our audit committee. All such audit committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ and the applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"). Messrs. Wilson, Mahoney and Robinson are qualified as audit committee financial experts within the meaning of item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and our board of directors has determined that they have the requisite accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ. The SEC has determined that the audit committee financial expert designation does not impose on any person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation.
Among other functions, the principal duties and responsibilities of our audit committee are to select and appoint our independent registered public accounting firm, oversee the quality and integrity of our financial reporting and the audit of our financial statements and internal controls over financial reporting by our independent registered public accounting firm and, in fulfilling its obligations, our audit committee reviews with our management and independent registered public accounting firm the scope and results of the annual audit, our accounting firm's independence and our accounting policies.
The audit committee is required to report regularly to our board of directors to discuss any issues that arise with respect to risks facing the Company, the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm and the performance of the internal audit function. For further discussion of the board's and the audit committee's role in the risk oversight of the Company, see "—Policies Relating to Our Board of Directors—Risk Assessment" herein.
A copy of our audit committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our audit committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Compensation Committee
Our compensation committee consists of Peter C. Gingold, Edward D. Horowitz and David L. Treadwell and met five times during 2014. Mr. Horowitz is the chair of our compensation committee. All such compensation committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.
Among other functions, our compensation committee oversees the compensation of our CEO and other executive officers, including plans and programs relating to cash compensation, incentive compensation, equity based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.
A copy of our compensation committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our compensation committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Corporate Governance and Nominating Committee
Our corporate governance and nominating committee consists of Edward D. Horowitz, David L. Treadwell and Wayne Wilson and met five times during 2014. Mr. Treadwell is the chair of our corporate governance and nominating committee. All such corporate governance and nominating committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.
Among other functions, the principal duties and responsibilities of our corporate governance and nominating committee are to identify qualified individuals to become board members, recommend to our board of directors individuals to be designated as nominees for election as directors at the annual meetings of shareholders and develop and recommend to our board of directors our corporate governance guidelines.
A copy of our corporate governance and nominating committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our corporate governance and nominating committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Regulatory Committee
Our regulatory committee consists of Peter D. Aquino, Dennis J. Austin, Michael J. Mahoney and Michael K. Robinson and met four times during 2014. Mr. Mahoney is the chair of our regulatory committee. Among other functions, our regulatory committee's primary responsibility is to oversee the Company's compliance with regulatory requirements and reporting.
A copy of our regulatory committee charter can be found on our website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. In addition, a copy of our regulatory committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Attendance of Directors
During 2014, the board of directors held 13 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he served during the period such director was a director or served as a committee member in 2014.
Corporate Governance
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with the SEC regulations and the NASDAQ listing standards related to codes of conduct and ethics and is posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. A copy of our code of business conduct and ethics is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Code of Ethics for Financial Professionals
We have also adopted a code of ethics for financial professionals as required by the SEC under Section 406 of the Sarbanes—Oxley Act of 2002. This code sets forth written standards that are designed to deter wrongdoing and to promote honest and ethical conduct by our senior financial officers, including our CEO, and is a supplement to our code of business conduct and ethics. In addition to applying to our CEO, CFO, Chief Accounting Officer and Treasurer, this code applies to all of the other persons employed by us who have significant responsibility for preparing or overseeing the preparation of our financial statements and the other financial data included in our periodic reports filed with the SEC and in other public communications made by us that are designated from time to time by our CFO as senior financial professionals. Our code of ethics for financial professionals is posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption. A copy of our code of ethics for financial professionals is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Corporate Governance Guidelines
We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors' expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance"

caption. A copy of our corporate governance guidelines is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc. 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
Policies Relating to our Board of Directors
Nomination and Selection of Directors
Our corporate governance and nominating committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, shareholders or other persons. In assessing the qualifications of potential nominees, the corporate governance and nominating committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate's professional background, on third-party background and reference checks and on such other due diligence information as is reasonably available. Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the corporate governance and nominating committee does consider diversity in its many forms, including, among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and debate among our board members and enhances the effectiveness of our board of directors. We believe we have a diverse board of directors, which includes one or more current and/or former CEOs, CFOs, chief operating officers, equity and debt investors, securities analysts and investment bankers, expertise in a variety of industries and subcategories of the communications industry such as cable and satellite, and business people and individuals of different ethnicity, views and backgrounds. The corporate governance and nominating committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience and diversity at the policymaking level in business, government, education or public interest before the corporate governance and nominating committee will recommend a candidate as a nominee to our board of directors.
Leadership Structure
We separate the roles of chair of the board, currently held by Mr. Horowitz, and CEO, currently held by Mr. Sunu, in recognition of the differences between the two roles. As discussed in our corporate governance guidelines, the Company's business is conducted by its officers, managers and employees, under the direction of the CEO, while the board of directors, under the oversight of the chair of the board, is elected by the shareholders to oversee management and to exercise its business judgment in the best interests of the Company. The chair and the CEO may be the same person; however, the board of directors currently deems it advisable to separate these two functions to facilitate the board's oversight of management and to encourage our independent directors to have more active involvement in the setting of agendas and in establishing priorities for the work of the board.
Risk Assessment
Our corporate governance guidelines require, among other things, that our directors be familiar with the Company's business, its financial statements and capital structure and the risks and competition it faces. While the board of directors is ultimately responsible for the risk oversight of the Company and is expected to conduct enterprise risk assessments, the board has delegated to our audit committee, in accordance with the audit committee charter, the initial review of both the significant financial risks or exposures and the steps management has taken to minimize such risks to the Company and the Company's policies with respect to internal controls over financial reporting. To this end, the audit committee receives regular updates on the Company's existing and emerging risks from the Company's Executive Vice President and CFO; Vice President, Internal Audit; other officers of the Company and from its independent auditors.
Communications with Board of Directors
Our board of directors has adopted policies with respect to the consideration of candidates recommended by shareholders for election as well as for director and shareholder communications with the board of directors.
Shareholders may recommend nominees for consideration by the corporate governance and nominating committee by timely submitting the names and the following supporting information to our secretary at: Secretary, Shareholder Nominations, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202. The submissions should include a current resume of the candidate and a statement describing the candidate's qualifications and contact information for the candidate. The submission should also include the name and address of the shareholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the nominee.
Shareholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Shareholder Communications, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the submitted instructions.
The full text of the shareholder nominations and communications policy is available on our corporate website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption.
Non-employee Chair and Private Sessions
The non-management directors regularly meet in private session without our CEO. Our non-employee chair of our board of directors, Edward D. Horowitz, presides at these non-management director executive sessions.
Director Attendance at Annual Meeting of Shareholders
We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. The annual meeting of shareholders is also generally held in conjunction with a regularly scheduled board of directors meeting to encourage director attendance. Such is the case for our 2015 annual meeting. All nine directors attended the 2014 annual meeting.

AUDIT COMMITTEE REPORT*
The audit committee of the board of directors currently has four members, Dennis J. Austin, Michael J. Mahoney, Michael K. Robinson and Wayne Wilson. As of the date of this proxy statement, each audit committee member satisfies the independence criteria and has the qualifications set forth in the listing standards of the NASDAQ and the applicable provisions of the Exchange Act. The audit committee, among other things, oversees the Company's financial reporting process and system of internal controls on behalf of the board of directors, as well as overseeing the qualifications, independence and performance of our external and internal auditors. The audit committee also has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent registered public accounting firm. The audit committee's aggregate responsibilities are described in a written charter that was adopted by the board of directors. The charter of the audit committee is available on the Company's website at www.fairpoint.com on the "Investor Relations" page, under the "Corporate Governance" caption.
Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and disclosure controls. In undertaking its oversight function, the audit committee relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.
The audit committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2014 with the Company's management. The audit committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm for 2014, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. The audit committee also reviewed, among other things, the audit and permissible non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP, as well as the compatibility of any such non-audit services with regard to Ernst & Young LLP's independence. The audit committee meetings include, whenever appropriate, executive sessions with the Company's independent registered public accounting firm without the presence of the Company's management.
Based on the audit committee's review, discussions with management and discussions with Ernst & Young LLP, all as described above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the Company's audited financial statements for the year ended December 31, 2014 in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The audit committee also has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2015 fiscal year.
Submitted by the audit committee of the board of directors:
Wayne Wilson (Chair)
Dennis J. Austin
Michael J. Mahoney
Michael K. Robinson

________________
* The material in this report shall not be deemed to be "soliciting material", or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION COMMITTEE REPORT*
The compensation committee of the board of directors oversees the executive compensation program for the Company's CEO and other executive officers, including those named in "Compensation Discussion and Analysis—Summary Compensation Table" in this proxy statement. We refer to the executive officers named in that table collectively as the named executive officers (the "NEOs").
The compensation committee is generally responsible for strategic decisions relating to the compensation structure provided to the Company's executives, including salary-based compensation and non-equity incentive compensation provided to the executives and senior management, including the NEOs; non-employee director compensation; the amount and terms of equity based awards to executives, including the NEOs, and non-employee directors; and deferred compensation for executives, including the NEOs and other key employees.
On behalf of the shareholders, the compensation committee has carefully monitored the Company's executive compensation program. We believe that the Compensation Discussion and Analysis contained in this proxy statement and the related tables that follow will show an executive compensation program that is designed to maximize long-term shareholder value and provide the NEOs with incentives for superior corporate and individual performance and encourage them to remain with the Company.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, recommended to the board of directors that it be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company's proxy statement.
Shareholders are invited to express their views to the board of directors regarding executive compensation as well as other matters as described in this proxy statement. See "Board of Directors and Committees of the Board of Directors—Policies Relating to our Board of Directors—Communications with Board of Directors" in this proxy statement.
Submitted by the compensation committee of the board of directors:
Edward D. Horowitz (Chair)
Peter C. Gingold
David L. Treadwell
______________
* The material in this report shall not be deemed to be "soliciting material", or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Principles and Procedures
Executive Summary
Our executive compensation program is designed to attract, motivate and retain top executives and managerial talent and to reward our executives and managers for delivering results that will build sustainable growth and value for our shareholders over the long-term. We believe our compensation program aligns the interests of our executives with those of our shareholders by tying short- and long-term incentive compensation directly to the Company's achievement of short- and long-term performance goals. In determining certain aspects of executive compensation for fiscal year 2014, the compensation committee considered the overwhelming shareholder support that our first three "say-on-pay" advisory votes received in 2012, 2013 and 2014 and continued the alignment of executive compensation with shareholder interests.
The Company's named executive officers ("NEOs") included in the tables that follow this Compensation Discussion and Analysis for 2014 were:
•Paul H. Sunu, Director and Chief Executive Officer
•Ajay Sabherwal, Executive Vice President and Chief Financial Officer
•Shirley J. Linn, Executive Vice President, General Counsel and Secretary
•Peter G. Nixon, Executive Vice President, External Affairs and Operational Support
•Anthony A. Tomae, Executive Vice President and Chief Revenue Officer
2014 Executive Compensation Highlights
The key compensation decisions and factors affecting the compensation of our NEOs for 2014 were as follows:

•	Market-based base salary increases of 3% to 4% as described on page 17.

•	Performance-based annual bonuses earned during 2014 and paid in 2015 at 50% of target based on achievement of corporate and individual performance goals as described on pages 17 - 18.

•	Equity awards with grant date values between 115% and 162% of base salary as described on page 19.
2014 Performance Highlights
The direct alignment of our compensation program with Company performance helped produce the following 2014 business highlights:

(1)
Continued progress toward key initiatives. In 2014, we added fiber connectivity to cellular telecommunications towers, added mobile Ethernet backhaul connections and completed Next Generation E-911 service in Maine.

(2)	Solid Ethernet revenue growth. Ethernet services revenues grew approximately 26% for the year ended December 31, 2014 compared to the year ended December 31, 2013.

(3)	Data center opening. In 2014, we converted one of our central offices in northern New England to a data center to provide organizations with cost efficient co-location and disaster recovery services.

(4)
Labor negotiations. While the negotiations were not resolved during fiscal 2014, we conducted good faith bargaining and executed our contingency plan towards the end of the year as we continued to serve our customers in northern New England despite the strike there.

Compensation Philosophy and Objectives
Our overriding objective is to achieve and sustain significant increases in shareholder value. Our executive compensation program has been designed to support this objective with a clear link between pay and corporate and individual performance while discouraging executives from taking excessive risks. We structure our compensation plans to provide target compensation levels and opportunities that are competitive with the median target opportunities for comparable positions among the companies that comprise our peer group. This approach is also aimed at ensuring our ability to attract, retain and motivate the executives, managers and professionals who are critical to our short- and long-term success. A significant portion of our executives' compensation is

"performance-based" in the form of both short- and long-term incentives that are intended to motivate balanced decision making by our executives while also aligning their interests with those of our shareholders.
Governance and Oversight of our Executive Compensation Program
The Company's executive compensation program is governed and administered by the compensation committee of the board of directors, which is comprised of independent, non-employee members of the board.
The compensation committee's overall responsibilities include approving FairPoint's compensation philosophy, policies and plans; reviewing and approving corporate goals and objectives relevant to the compensation for our CEO and other executive officers; evaluating the CEO's performance in light of these goals; and setting the compensation of our CEO and determining, advising on and approving the compensation of our other executives (after considering the recommendations of our CEO), including the other NEOs. The Company's CEO does not participate in discussions and decision making regarding his own compensation but does make recommendations to the compensation committee regarding the compensation of the other NEOs as well as other senior executives. However, the ultimate decisions are made by the compensation committee. The compensation committee also has oversight responsibility for our management development and succession planning efforts. The compensation committee also periodically reviews, with the corporate governance and nominating committee, the compensation program applicable to the independent, non-employee directors and makes recommendations to the full board on any changes in that program that it believes are appropriate.
The compensation committee retains an independent executive compensation consulting firm, Lyons, Benenson & Company Inc. ("LB&Co."), to assist and advise the compensation committee on all aspects of our executive compensation program. LB&Co. provides no other services to the Company. The services of LB&Co. include:

•	Advising on the compensation philosophy and the compensation committee charter;

•	Assessing risk in connection with compensation programs;

•	Developing and analyzing the appropriateness of our peer group;

•	Providing and analyzing competitive market compensation data;

•	Analyzing the effectiveness of our executive compensation plans and making recommendations, as appropriate;

•	Assisting in the design of employment and severance agreements, as applicable;

•	Evaluating how well our compensation program adheres to our stated objectives and philosophy; and

•	Providing data, advice and counsel on director compensation.
Harvey Benenson, the Managing Director of LB&Co., generally attends all meetings of the compensation committee. Certain of our directors, including Mr. Sunu, serve or have served on the boards of other companies, including their compensation committees, for which LB&Co. has provided or provides compensation consulting services. The compensation committee assessed the independence of LB&Co. pursuant to SEC rules and concluded that no conflict of interest exists that prevents LB&Co. from providing independent consulting services to the compensation committee.
Peer Group
The compensation committee uses executive compensation data from a peer group of companies to assist the compensation committee with analyzing the effectiveness and competitiveness of our executive compensation program. The peer group is designed to reflect the current competitive environment for our products, services and executive talent, as well as the competitive environment we expect to face in the future. In structuring the peer group, we focused on companies of comparable scope with notable performance accomplishments. Using data from the public filings of a large number of companies, we narrowed the peer group to 16 companies by applying the following selection criteria:

•	Relevant industry classification (based on FairPoint's global industry classification standard), business description and services provided;

•	With some exceptions, based on industry relevance, comparable size, with revenues between $870 million and $7.2 billion and market capitalization between $550 million and $6.8 billion; and

•	Levels of achievement in certain performance metrics, such as return on assets, return on invested capital, gross margin and earnings before interest, taxes, depreciation and amortization ("EBITDA").
Applying these criteria, the companies included in the peer group in 2014 were: Akamai Technologies, Inc.; AOL Inc.; Cablevision Systems Corporation; Charter Communications, Inc.; Cincinnati Bell Inc.; Consolidated Communications Holdings, Inc.; DISH Network Corporation; EarthLink, Inc.; Frontier Communications Corporation; IAC/InterActiveCorp; Level 3

Communications, Inc.; Open Text Corporation; Primus Telecommunications Group, Inc.; tw telecom inc.; Vonage Holdings Corp. and Windstream Corporation.
The compensation committee believes this peer group is both reflective of where the Company is positioned currently as well as where we aspire to be in the future. The compensation committee recognizes that certain of the companies included in the peer group are considerably larger than FairPoint. These companies have been included because of their relevance to the industry and their offerings and because we draw from the same talent pool for employees. The compensation committee is mindful of differences in size and scope when using peer group data.
Specific Principles for Determining Executive Compensation
Assessing the Competitiveness of FairPoint's Compensation Program
The compensation committee benchmarks executive compensation levels annually. We strive to ensure that the target total compensation opportunity for each executive at FairPoint is competitive relative to comparable positions in the peer group companies. Specifically, base salaries, annual incentives and long-term equity based incentives are all targeted at the peer group median. Both our annual and long-term incentives are structured, however, to deliver actual total compensation that may exceed the market median when the underlying performance upon which those incentives are based exceeds median performance.
Paying for Performance
FairPoint is committed to the principle of paying for performance. Our compensation program is designed such that a significant portion of the total compensation opportunity of our executives is based on corporate and individual performance over both short- and long-term periods. Consistent with this principle, 68% and between 57% and 61%, respectively, of our CEO's and other NEOs' target total compensation opportunity was based on 2014 Company performance as illustrated below.

The table below identifies and explains the reason for each component and the method for determining amounts earned under our executive compensation program.

Element	Reason and Method for Element
Base Salary
Base salary represents "fair" pay for the performance of duties and responsibilities. The compensation committee determines the level of base salary based on compensation benchmarking, the different levels of responsibility that exist within the Company, each executive's level of experience within the communications industry and individual performance at the Company.

Annual Incentives
Under the annual incentive plan, executives may earn annual cash incentives based on short-term corporate and individual performance. The incentive opportunity motivates executives to achieve the performance objectives and goals that are consistent with our plans and budgets and that strengthen our ability to compete effectively.

Long Term Incentives/Equity Awards
The FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (the "LTIP Plan") effective as of May 12, 2014 allows executives to receive stock-based awards that link the executives' interests with those of our shareholders. The value of the awards is based on the Company's performance over multi-year periods to retain and motivate key executives and encourage them to operate the Company's business with a view towards creating long-term shareholder value.

Retirement and Welfare Benefits
We maintain a 401(k) retirement savings plan. In 2014, this plan included an employer matching contribution up to an amount equal to 5% of each participant's compensation. Additionally, FairPoint provides, on equal terms for all employees, group term life insurance, group health insurance and short- and long-term disability insurance.

Post-employment, Severance and Change-in-Control Benefits
We provide severance benefits to certain NEOs at levels that we consider conservative yet competitive when compared to those offered by our peers. We believe that such benefits are necessary and appropriate in order to attract and retain qualified NEOs.
The severance benefits for these executives are generally paid if the executives are terminated without cause or they resign with good reason. In addition to cash severance payments that would be due upon a qualifying termination, each terminated executive is entitled to continued welfare benefits for a limited period after termination.

Share Ownership Guidelines
The Company’s executive officers are subject to share ownership guidelines to better align their interests with those of our shareholders by requiring the executives to acquire and maintain meaningful equity positions in the Company. Under the guidelines, each executive officer is required to own shares of the Company’s common stock with a value equal to a multiple of the executive officer’s base salary as indicated in the table below. Executive officers are required to meet these guidelines within the later of five years of the date of adoption of these guidelines (by June 4, 2018) or of such individual becoming subject to them.

Position	Base Salary Multiple
Chief Executive Officer	4.00X
Executive Vice Presidents	2.25X
Senior Vice Presidents	1.50X

For executive officers, the failure to timely meet or, in certain circumstances, to show sustained progress toward timely meeting the goals set forth in the share ownership guidelines could result in a reduction of future long-term incentive equity grants and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the compensation committee.
No Hedging/No Pledging Provisions
Our insider trading policy prohibits the executive officers from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against potential changes in the value of our common stock, prohibits the holding of our securities in a margin account and prohibits any executive officer from pledging our securities as collateral for a loan.

Incentive Recoupment Policy
The compensation committee has adopted a clawback policy that requires an executive officer to repay to the Company a compensation payment or award previously made to the officer if the following conditions are met:

(1)
the payment was predicated upon achieving certain financial results that were required to be reported under the securities laws that were subsequently the subject of a restatement of our financial statements filed with the SEC due to our material noncompliance with any financial reporting requirement under the securities laws;

(2)	the compensation committee determines the officer engaged in fraud and/or intentional misconduct that caused or substantially caused the need for the restatement; and

(3)	a lower payment would have been made to the officer based upon the restated financial results.
Executive Compensation Decisions for 2014
Base Salary
The table below shows the annual base salary rate increase from 2013 to 2014 for each NEO:

Executive	Annual Base Salary Rate (1)		% of Base Salary Increase
	2014	2013
Mr. Sunu	$830,000	$800,000	4%
Mr. Sabherwal	$408,000	$395,000	3%
Ms. Linn	$331,000	$320,000	3%
Mr. Nixon	$342,000	$331,000	3%
Mr. Tomae	$343,000	$331,000	4%
(1) The annual base salary rate increases were effective on July 1, 2014 and July 1, 2013, respectively. Base salary reflected in the Realized Compensation table and the Summary Compensation table is based on the respective NEO's W-2.
Annual Incentive Compensation Awards
NEOs earn annual incentive compensation based on the achievement of financial and non-financial goals established by the compensation committee each year. For 2014, the financial goals were measured by the Company's Pre-Bonus Consolidated EBITDA and Pre-Bonus Free Cash Flow and the non-financial goals included three service quality measures. The compensation committee believes achievement of these goals is critically important to the Company's business and strategy and will increase the value of the Company.
The compensation committee adopted the following challenging financial and service quality targets for the 2014 annual incentive compensation awards ($ in millions):

	Weight	Performance Measures	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)
Financial Measures	32.5%	Pre-Bonus Consolidated EBITDA (1)	$261.4	$272.2	$289.0
	32.5%	Pre-Bonus Free Cash Flow (1)	$23.0	$33.1	$45.9
Service Quality Measures	5.0%	Call center abandonment rate	6.0%	5.0%	N/A
		Installation appointments not met for Company reasons	11.0%	10.0%	N/A
		Repair appointments met on time	86.0%	90.0%	N/A
(1) Pre-Bonus Consolidated EBITDA and Pre-Bonus Free Cash Flow are non-GAAP financial measures used by management to measure operational and financial performance. For purposes of calculating Pre-Bonus Consolidated EBITDA, the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to: a) the add-back of aggregate pension and other post-employment benefits ("OPEB") expense, b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual, c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants, d) other adjustments, such as the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance; other non-cash items, except to the extent they will require a cash payment in a future period, including impairment charges; and other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses and e) the add-back of any bonus expense to the extent any bonuses were earned. Pre-Bonus Free Cash Flow adjusts Pre-Bonus Consolidated EBITDA for pension contributions, OPEB payments and capital expenditures.
In addition, 30% of each officer's 2014 annual incentive award was based on the officer's achieving individual or departmental goals or milestones related to the officer's areas of responsibility. The goals or milestones include certain financial milestones, legal and infrastructure development milestones, regulatory and operational support milestones and revenue and sales force development milestones. In order for any bonuses to be paid for 2014, the Company had to achieve threshold performance under both of the financial objectives (Pre-Bonus Consolidated EBITDA and Pre-Bonus Free Cash Flow) set by the compensation committee.
The table below shows the 2014 target bonus opportunity percentages, performance goals and weightings for our NEOs:

Executive	Bonus Target (% of 2014 Annual Base Salary)	Performance Criteria
Mr. Sunu	100%
(i) 32.5%—Pre-Bonus Consolidated EBITDA; (ii) 32.5%—Pre-Bonus Free Cash Flow; (iii) 5%—the Company achieving specified service quality measures and (iv) 30%—the Company meeting certain objectives set by the board of directors.

Messrs. Sabherwal, Nixon, Tomae and Ms. Linn	50%
(i) 32.5%—Pre-Bonus Consolidated EBITDA; (ii) 32.5%—Pre-Bonus Free Cash Flow; (iii) 5%—the Company achieving specified service quality measures and (iv) 30%—the executive officer achieving certain individual or departmental goals or milestones.

The following table shows the Company's financial and service quality performance during 2014 ($ in millions):

	Performance Measures	2014 Actual Results	2014 Results Relative to Target
Financial Measures	Pre-Bonus Consolidated EBITDA	$263.2	96.7% of target
	Pre-Bonus Free Cash Flow	$23.2	70.1% of target
Service Quality Measures	Call center abandonment rate	9.6%	Less than threshold
	Installation appointments not met for Company reasons	4.5%	Above target
	Repair appointments met on time	76.5%	Less than threshold
The following table shows the 2014 annual incentive earned by the NEOs based on the financial and service quality results achieved, the relative weighting of each corporate performance objective (as shown above) and each NEO's individual performance rating:

	Performance Achievement			Annual Incentive Payout
Executive	Financial Measures	Service Quality Measures	Individual Goals	$	As a % of Target
Mr. Sunu	32.5%	0.8%	16.7%	407,500	50.0%
Mr. Sabherwal	32.5%	0.8%	16.7%	100,400	50.0%
Ms. Linn	32.5%	0.8%	16.7%	81,400	50.0%
Mr. Nixon	32.5%	0.8%	16.7%	84,100	50.0%
Mr. Tomae	32.5%	0.8%	16.7%	84,300	50.0%

2014 Equity Compensation Awards
The compensation committee awards long-term, equity based awards to executives to reward the NEOs for their performance and to retain and motivate them and encourage them to create long-term shareholder value. On January 22, 2014, the compensation committee approved the following equity compensation awards to our NEOs:

Executive	Number of Shares of Restricted Stock	Number of Stock Options	Grant Date Value ($)	Grant Date Value (% of Base Salary)
Mr. Sunu	56,000	85,000	$1,321,155	162%
Mr. Sabherwal	20,000	29,000	$462,531	115%
Ms. Linn	16,000	23,600	$372,769	115%
Mr. Nixon	16,600	24,380	$386,027	115%
Mr. Tomae	20,000	29,000	$462,531	137%
The amount of equity awards for 2014 were determined by the compensation committee in its discretion, taking into account the CEO's recommendations other than with respect to the amounts awarded to the CEO. These awards and options are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.
Executive Compensation Decisions for 2015
2015 Equity Compensation Awards
On January 22, 2015, the compensation committee approved an equity grant which included awards to our NEOs. The intent of these awards was to reward the NEOs for their performance, to retain and motivate them and to encourage them to create long-term shareholder value. The amounts of equity awards for 2015 were determined by the compensation committee in its discretion, taking into account the CEO's recommendations other than with respect to the amounts awarded to the CEO. The equity grant included a mix of stock options, restricted stock and performance shares. The compensation committee added performance shares to the equity grant mix in 2015 to further link pay to Company performance. The options and restricted stock are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant. The performance shares will be earned, at the end of a three-year performance period, based upon (i) the Company's achievement of a growth revenue performance goal and (ii) the total shareholder return to the Company's shareholders compared to the total shareholder return achieved by the companies in a telecommunications industry group. One share of common stock of the Company will be distributed to the participant for each whole performance share earned by the participant. Such performance shares also vest 100% upon a change in control.

Name	Number of Shares of Restricted Stock	Number of Stock Options	Number of Performance Shares
Mr. Sunu	38,000	65,000	26,000
Mr. Sabherwal	13,500	22,800	9,000
Ms. Linn	11,500	18,500	7,500
Mr. Nixon	12,500	19,000	8,000
Mr. Tomae	11,700	19,000	7,500

Employment Agreements
Paul H. Sunu
On April 9, 2013, the Company entered into an amended and restated employment agreement with Mr. Sunu (the “2013 Employment Agreement”). The 2013 Employment Agreement entirely replaced the employment agreement entered into with Mr. Sunu when he was appointed CEO in 2010. Pursuant to the 2013 Employment Agreement, Mr. Sunu will serve as Chief Executive Officer of the Company until August 31, 2016, unless terminated sooner. Mr. Sunu's term of employment under the 2013 Employment Agreement will be extended automatically for successive one-year terms unless notice of termination is given by either the Company or Mr. Sunu prior to the expiration of the term of employment (including any extension thereof) pursuant to the terms of the 2013 Employment Agreement. In addition, under the 2013 Employment Agreement, Mr. Sunu is nominated annually to the board of directors of the Company (and has and will so serve, if elected). Under the 2013 Employment Agreement, Mr. Sunu will receive an annual base salary of not less than $800,000 (with any increase in excess of his December 31, 2012 base salary to occur at the Company's designated time for increases), subject to periodic review and adjustment.
Mr. Sunu is eligible to participate in the benefits programs generally available to the Company's other senior executives, including the LTIP Plan, as determined in the discretion of the compensation committee of the board of directors and subject to the terms of such plan. In any year that the compensation committee determines to make a grant or grants under the LTIP Plan, the grant date value of any award to Mr. Sunu is anticipated to be no less than 1.5 times the annual base salary payable to him in effect at such time. Under the 2013 Employment Agreement, Mr. Sunu is eligible to participate in the Company's annual incentive plan and earn a performance-based bonus thereunder for annual performance periods. Mr. Sunu's target level bonus under the annual incentive plan is 100% of the base salary payable to him during the applicable performance period and, consistent with his previous employment agreement, Mr. Sunu is eligible for a maximum bonus under such plan of up to 150% of his base salary.
Under the 2013 Employment Agreement with Mr. Sunu, either party may terminate Mr. Sunu's employment at any time. Information about his potential severance pay and benefits appears under "—Potential Payments Upon Termination or Change in Control."
Ajay Sabherwal, Shirley J. Linn and Peter G. Nixon
On January 22, 2013, the Company entered into employment agreements with Messrs. Sabherwal and Nixon and Ms. Linn. The employment agreements replaced the change in control and severance agreements that the Company entered into with Mr. Sabherwal on July 19, 2010 and Ms. Linn and Mr. Nixon on March 14, 2007. In connection with the entry into the employment agreements and pursuant to the LTIP Plan, the Company granted (i) 2,000 restricted shares of the Company's common stock, par value $0.01 per share, to each of these executives and (ii) 5,500 stock options to Mr. Sabherwal, 3,000 stock options to Mr. Nixon and 2,000 stock options to Ms. Linn, all of which vested immediately.
Pursuant to the employment agreements, each executive will serve in their respective positions (with such title subject to change from time to time as determined by the board of directors) with the Company for a three-year period ending on January 22, 2016, subject to earlier termination or extension as set forth in the employment agreements. Following such three-year period of employment (or the applicable extension term, if any), the executive will continue on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of his or her employment agreement.
Pursuant to the respective employment agreements, Mr. Sabherwal, Ms. Linn and Mr. Nixon will receive an annual base salary of not less than $380,000, $310,000 and $325,000, respectively. The executives are eligible to participate in the annual incentive plan and are eligible to earn a performance-based bonus thereunder. The executives are also eligible to participate in the benefits programs and other plans made available generally to the Company's other senior executives, including but not limited to the LTIP Plan.
Information about the potential severance pay and benefits associated with these employment agreements appears under
"—Potential Payments Upon Termination or Change in Control" herein.
Anthony A. Tomae
The Company entered into an employment agreement with Mr. Tomae on November 15, 2012. Mr. Tomae's employment agreement sets forth the terms and conditions of his employment as Executive Vice President and Chief Revenue Officer of the Company for a three-year term ending on November 15, 2015, subject to extension as set forth in his employment agreement. Following the three-year term of employment (or the applicable extension term, if any), Mr. Tomae will remain employed on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of his employment agreement. Pursuant to this employment agreement, Mr. Tomae will receive an annual base salary of not less than $320,000. Mr. Tomae is also eligible to participate in the annual incentive plan and is eligible to earn a performance-based bonus thereunder. He is also eligible to participate in other plans, including but not limited to the LTIP Plan.

Mr. Tomae is eligible to participate in the benefits programs generally available to the Company's other senior executives.
Under the employment agreement with Mr. Tomae, either party may terminate Mr. Tomae's employment at any time. Information about his potential severance pay and benefits appears under "—Potential Payments Upon Termination or Change in Control" herein.
Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public corporations for taxable compensation, other than performance-based compensation, over $1.0 million paid for any fiscal year to any of the Company's NEOs (excluding the Chief Financial Officer) as of the end of any fiscal year. The Company's policy is to qualify its executive program and plans for deductibility under Section 162(m) to the extent the compensation committee determines such action to be appropriate.
While the compensation committee's general policy is to preserve the deductibility of compensation paid to the NEOs, the compensation committee nevertheless authorizes payments that might not be deductible if it believes that they are in the best interests of the Company and its shareholders.
Realized Compensation
The SEC's calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. In some cases, the actual compensation realized by the NEOs may be very different than what is reported in the Summary Compensation table and compensation reported may not be realized for many years, if at all. Furthermore, realized compensation for a NEO for any given year may be greater or less than the compensation reported in the Summary Compensation table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements, as described below.
The primary difference between the table below (the "Realized Compensation table") and the Summary Compensation table is the method used to value restricted stock awards and stock options. SEC rules require that the entire grant date fair value of all restricted stock awards (calculated as the fair market value of the common stock on the date of grant) and stock options (estimated using the Black-Scholes option pricing model, as outlined in footnote (1) of the Summary Compensation table) be reported in the Summary Compensation table during the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation table relates to restricted stock awards that have not vested and stock options that have not been exercised during the year. In contrast, the Realized Compensation table below includes only the value of restricted stock awards that vested (calculated as the fair market value of the common stock on the date of vesting) and stock options that were exercised (calculated as the difference between the exercise price and the market value of the common stock on the date of exercise) during the applicable fiscal year. In addition, the Realized Compensation table below does not include any items from the "All Other Compensation" column of the Summary Compensation table, which include (1) matching contributions made by the Company to its 401(k) retirement savings plan, (2) contributions made by the Company to the term life insurance plan it sponsors and (3) relocation expense reimbursement, since in each case for subsections (1), (2) and (3) there is no cash compensation received by the NEO for these benefits, as well as (4) severance expenses, because this is not compensation received during the course of employment with the Company.

The Realized Compensation table below supplements the Summary Compensation table and shows compensation actually realized by each NEO in 2014, 2013 and 2012, as described above.

Executive	Year	Salary (1) $	Non-Equity Incentive Plan Compensation (2) $	Stock Awards (3) $	Option Awards (4) $	Total $
Mr. Sunu (5)	2014	815,000	407,500	706,320	—	1,928,820
	2013	787,500	787,500	378,100	—	1,953,100
	2012	768,750	768,000	138,000	—	1,674,750
Mr. Sabherwal	2014	401,600	100,400	215,940	—	717,940
	2013	387,500	238,500	127,625	—	753,625
	2012	377,500	190,000	39,100	—	606,600
Ms. Linn	2014	325,600	81,400	161,888	—	568,888
	2013	315,000	193,200	98,080	—	606,280
	2012	307,500	155,000	31,050	—	493,550
Mr. Nixon	2014	336,400	84,100	178,692	—	599,192
	2013	328,000	200,000	108,723	—	636,723
	2012	325,000	162,500	31,050	—	518,550
Mr. Tomae (6)	2014	337,200	84,300	222,455	—	643,955
	2013	325,500	200,000	97,875	—	623,375
	2012	221,539	160,000	—	—	381,539

(1)	Base salary as reported on the respective NEO's W-2 and as presented in the Summary Compensation table.

(2)	For 2014, represents the performance-based compensation under the annual incentive plan earned during 2014 and paid in 2015, as presented in the Summary Compensation table.

(3)
The value of restricted stock that vested during the year, as reported on the respective NEO's W-2 and as presented in the table within "—Option Exercises and Stock Vested for 2014" herein (the "Option Exercises and Stock Vested for 2014 table").

(4)	The value of stock options exercised during the year, as reported on the respective NEO's W-2 and as presented in the Option Exercises and Stock Vested for 2014 table.

(5)	Mr. Sunu does not receive any compensation for serving on our board of directors.

(6)	Mr. Tomae began employment with FairPoint on April 23, 2012.

2014 Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary $	Stock Awards(1) $	Option Awards(1) $	Non-Equity Incentive Plan Compensation(2) $	All Other Compensation(3) $	Total $
Paul H. Sunu (4) Director and Chief Executive Officer	2014	815,000	738,080	583,075	407,500	15,664	2,559,319
	2013	787,500	378,400	390,485	787,500	15,414	2,359,299
	2012	768,750	—	95,746	768,000	15,518	1,648,014
Ajay Sabherwal Executive Vice President and Chief Financial Officer	2014	401,600	263,600	198,931	100,400	14,578	979,109
	2013	387,500	132,440	139,162	238,500	14,268	911,870
	2012	377,500	—	30,918	190,000	14,175	612,593
Shirley J. Linn Executive Vice President, General Counsel and Secretary	2014	325,600	210,880	161,889	81,400	14,279	794,048
	2013	315,000	80,410	83,082	193,200	13,989	685,681
	2012	307,500	—	25,931	155,000	13,858	502,289
Peter G. Nixon Executive Vice President, External Affairs and Operational Support	2014	336,400	218,788	167,239	84,100	14,323	820,850
	2013	328,000	122,980	114,238	200,000	14,049	779,267
	2012	325,000	—	25,931	162,500	13,972	527,403
Anthony A. Tomae (5) Executive Vice President and Chief Revenue Officer	2014	337,200	263,600	198,931	84,300	14,323	898,354
	2013	325,500	85,140	91,390	200,000	139,882	841,912
	2012	221,539	142,020	59,093	160,000	10,173	592,825
(1) The amounts shown are the grant date fair value of the stock and option awards, adjusted to eliminate the effect of any forfeiture assumption in calculating stock compensation, computed in accordance with the Compensation—Stock Compensation Topic of the Accounting Standards Codification ("ASC"). The grant date fair value per share of the restricted stock awards was calculated as the fair market value per share of the common stock on the date of grant. The grant date fair value per share of the stock options was estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free interest rate. Key assumptions used for determining the fair value of the stock options granted during 2014, 2013 and 2012 were as follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Expected life (a)	5.5 - 6.5 years	5.5 - 6 years	5.75 - 6 years
Expected dividend (b)	—	—	—
Expected volatility (c)	51%	45%	45%
Risk-free interest rate (d)	1.63% - 2.29%	0.77% - 1.01%	0.875% - 1.21%

(a)
The expected lives (estimated period of time outstanding) of stock options granted were estimated using the 'Simplified Method' which utilizes the midpoint between the vesting date and the end of the contractual term. This method was utilized for the stock options due to the lack of historical exercise behavior of the Company's employees.

(b)	For all stock options granted during 2014, 2013 and 2012, no dividends are planned to be paid over the contractual term of the stock options resulting in the use of a zero expected dividend rate.

(c)
The expected volatility rate is based on the observed historical volatilities of the Company's common stock and observed historical and implied volatilities of comparable companies, which were adjusted to account for the various differences between the comparable companies and the Company.

(d)	The risk-free interest rate is specific to the date of grant and is based on the United States Treasury constant maturity market yields in effect at the time of the grant.
(2) These awards were granted pursuant to the annual incentive plan. The 2014 amounts were paid in March 2015.
See "—Annual Incentive Compensation Awards" for additional information.
(3) The amount shown for 2014 reflects the following for each NEO:

•	Matching contributions made by FairPoint to its 401(k) retirement savings plan in the amounts of $13,000 for each NEO; and

•
Contributions made by FairPoint to the term life insurance plans it sponsors for all eligible employees (including our NEOs) in the amounts of $2,664 for Mr. Sunu, $1,578 for Mr. Sabherwal, $1,279 for Ms. Linn, $1,323 for Mr. Nixon and $1,323 for Mr. Tomae.

(4) Mr. Sunu does not receive any compensation for serving on our board of directors.
(5) Mr. Tomae began employment with FairPoint on April 23, 2012.
Grants of Plan-Based Awards for 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Closing Market Price on Date of Option Award Grant(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Sunu	2/11/2014(1)	407,500	815,000	1,222,500	—	—	—	—	—
	1/22/2014(2)	—	—	—	—	85,000	13.29	13.18	583,075
	1/22/2014(2)	—	—	—	56,000	—	—	N/A	738,080
Mr. Sabherwal	2/11/2014(1)	100,400	200,800	301,200	—	—	—	—	—
	1/22/2014(2)	—	—	—	—	29,000	13.29	13.18	198,931
	1/22/2014(2)	—	—	—	20,000	—	—	N/A	263,600
Ms. Linn	2/11/2014(1)	81,400	162,800	244,200	—	—	—	—	—
	1/22/2014(2)	—	—	—	—	23,600	13.29	13.18	161,889
	1/22/2014(2)	—	—	—	16,000	—	—	N/A	210,880
Mr. Nixon	2/11/2014(1)	84,100	168,200	252,300	—	—	—	—	—
	1/22/2014(2)	—	—	—	—	24,380	13.29	13.18	167,239
	1/22/2014(2)	—	—	—	16,600	—	—	N/A	218,788
Mr. Tomae	2/11/2014(1)	84,300	168,600	252,900	—	—	—	—	—
	1/22/2014(2)	—	—	—	—	29,000	13.29	13.18	198,931
	1/22/2014(2)	—	—	—	20,000	—	—	N/A	263,600

(1)
See "—Annual Incentive Compensation Awards" and the Summary Compensation table for additional information. Amounts represent potential payouts under the annual incentive plan based on a percentage of 2014 annual base salary assuming achievement of the financial and service quality targets as follows: 50% for threshold, 100% for target and 150% for maximum. The actual amounts under the annual incentive plan for 2014 for Messrs. Sunu, Sabherwal, Nixon and Tomae and Ms. Linn were paid in March 2015 and are indicated in the Summary Compensation table.

(2)
These awards and options were granted under the LTIP Plan and are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(3)	Exercise price of stock options is calculated as the average of the low and high market value of the Company's common stock on the date of grant.

(4)
Reflects the grant date fair value of stock awards and options based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. In the case of restricted stock this amount is equal to the number of restricted shares issued multiplied by the market value of the Company's common stock on the date of grant. See note (1) to the Summary Compensation table for more information on the assumptions used.

Outstanding Equity Awards at December 31, 2014

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (1) (#)	Option Exercise Price (2) ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) ($)
Mr. Sunu	1/22/2014	—	—	—	—	42,000	596,820
	1/22/2014	21,250	63,750	13.29	1/22/2024	—	—
	1/22/2013	—	—	—	—	20,000	284,200
	1/22/2013	47,000	47,000	9.36	1/22/2023	—	—
	1/24/2012	36,000	12,000	4.56	1/24/2022	—	—
	1/24/2011	125,000	—	24.29	1/24/2021	—	—
Mr. Sabherwal	1/22/2014	—	—	—	—	15,000	213,150
	1/22/2014	7,250	21,750	13.29	1/22/2024	—	—
	1/22/2013	—	—	—	—	6,000	85,260
	1/22/2013	19,500	14,000	9.36	1/22/2023	—	—
	1/24/2012	11,625	3,875	4.56	1/24/2022	—	—
	1/24/2011	42,000	—	24.29	1/24/2021	—	—
Ms. Linn	1/22/2014	—	—	—	—	12,000	170,520
	1/22/2014	5,900	17,700	13.29	1/22/2024	—	—
	1/22/2013	—	—	—	—	3,250	46,183
	1/22/2013	11,000	9,000	9.36	1/22/2023	—	—
	1/24/2012	9,750	3,250	4.56	1/24/2022	—	—
	1/24/2011	33,000	—	24.29	1/24/2021	—	—
Mr. Nixon	1/22/2014	—	—	—	—	12,450	176,915
	1/22/2014	6,095	18,285	13.29	1/22/2024	—	—
	1/22/2013	—	—	—	—	5,500	78,155
	1/22/2013	15,250	12,250	9.36	1/22/2023	—	—
	1/24/2012	9,750	3,250	4.56	1/24/2022	—	—
	1/24/2011	33,000	—	24.29	1/24/2021	—	—
Mr. Tomae	1/22/2014	—	—	—	—	15,000	213,150
	1/22/2014	7,250	21,750	13.29	1/22/2024	—	—
	1/22/2013	—	—	—	—	4,500	63,945
	1/22/2013	11,000	11,000	9.36	1/22/2023	—	—
	5/30/2012	—	—	—	—	9,000	127,890
	5/30/2012	17,333	8,667	5.29	5/30/2022	—	—

(1)
These stock options were granted under the LTIP Plan. Refer to "—Grants of Plan-Based Awards for 2014" for vesting details of the January 22, 2014 grant. The stock options shown for the January 22, 2013, January 24, 2012 and January 24, 2011 grants are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant, except the following granted on January 22, 2013: 5,500 stock options for Mr. Sabherwal, 2,000 stock options for Ms. Linn and 3,000 stock options for Mr. Nixon, that vested 100% on the grant date. The stock options shown for the May 30, 2012 grant are time-vested, vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(2)	The exercise price is calculated as the average of the low and high market value of the Company's common stock on the date of grant.

(3)
These stock awards were granted under the LTIP Plan. Refer to "—Grants of Plan-Based Awards for 2014" for vesting details of the January 22, 2014 grant. The stock awards shown for the January 22, 2013 grant are time-vested, with 25%

vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant. The stock awards shown for the May 30, 2012 grant are time-vested, vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(4)	Computed by multiplying the number of unearned shares that have not vested by $14.21, the market closing price of the Company's common stock on December 31, 2014.
Option Exercises and Stock Vested for 2014

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Sunu	—	—	54,000	706,320
Mr. Sabherwal	—	—	16,500	215,940
Ms. Linn	—	—	12,375	161,888
Mr. Nixon	—	—	13,650	178,692
Mr. Tomae	—	—	16,250	222,455

(1)
Value realized is computed by multiplying the number of shares acquired upon vesting by the market price of the underlying securities on the vesting date of January 22, 2014 ($13.18), January 24, 2014 ($13.00) and May 30, 2014 ($14.10).

Potential Payments Upon Termination or Change in Control
As of December 31, 2014, FairPoint had employment agreements with Messrs. Sunu, Sabherwal, Nixon and Tomae and Ms. Linn. The employment agreements provide benefits to our NEOs in the event their employment is terminated under certain circumstances as summarized below.
Employment Agreements
Paul H. Sunu
On April 9, 2013, the Company entered into the 2013 Employment Agreement with Mr. Sunu. Under the 2013 Employment Agreement, in the event (a) the Company terminates Mr. Sunu's employment without cause (as defined in the 2013 Employment Agreement), (b) the term of employment under the Employment Agreement expires following the Company's delivery of a non-extension notice or (c) Mr. Sunu resigns his employment for good reason (as defined in the 2013 Employment Agreement), Mr. Sunu is entitled to receive (i) any accrued but unpaid base salary through the date of the termination, any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment), any unpaid or unreimbursed expenses and any benefits to be provided under the Company's employee benefits plans upon a termination of employment; and (ii) an amount equal to the sum of (A) two times the amount of Mr. Sunu's then-current base salary, (B) two times the amount of his average annual incentive plan bonus; and (C) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents for a period of 24 months. Mr. Sunu will also be entitled to any (x) amounts payable under the LTIP Plan (in accordance with its terms) and (y) a pro rata portion of the annual incentive plan bonus for the year in which the termination occurred. The amount of Mr. Sunu's average annual incentive plan bonus will be determined based on Mr. Sunu's actual annual incentive plan bonus in the two years immediately preceding the year in which termination occurs.
In addition, upon termination of his employment under the circumstances described in (a), (b) and (c) of the preceding paragraph, Mr. Sunu is entitled to immediate accelerated vesting of (i) the next tranche of any time-based equity award that would have otherwise vested except for the termination or receipt of a non-extension notice and (ii) any performance-based equity award, if, in the discretion of the compensation committee, the performance vesting criteria have been met as of the date of termination, prorated for the time employed during the performance period prior to the date of termination or receipt of a non-extension notice. The benefits and payments described in this and the preceding paragraph are subject to adjustment in the event that Mr. Sunu's employment is terminated by the Company without cause (other than due to his death or disability) within 12 months before or 12 months after a change in control (as defined in the 2013 Employment Agreement). The amount of Mr. Sunu's bonus upon termination related to a change in control will be the greater of (B) of the preceding paragraph or two times his target annual incentive plan bonus for the year in which the termination occurred. Also upon the occurrence of a change in control, Mr. Sunu's unvested benefits under the LTIP Plan are accelerated and vest in full.

Pursuant to the 2013 Employment Agreement, in the event that Mr. Sunu's employment is terminated (a) by the Company with cause, (b) by Mr. Sunu without good reason or (c) upon the expiration of the term of employment following delivery by Mr. Sunu to the Company of a non-extension notice, Mr. Sunu is entitled to (x) any accrued but unpaid base salary through the date of the termination of Mr. Sunu's employment, (y) any unpaid or unreimbursed expenses and (z) any benefits to be provided under the Company's employee benefits plans (in accordance with the terms of such plans). Mr. Sunu will also be entitled to amounts payable under the LTIP Plan (in accordance with its terms). However, Mr. Sunu will be entitled to receive the payments and benefits as provided by the 2013 Employment Agreement for termination by Mr. Sunu for good reason, subject to the same conditions as those under such circumstances, in the event that Mr. Sunu provides the Company with notice of his termination of employment without good reason during the 13th month following the consummation of a change in control.
In the event that Mr. Sunu's employment is terminated due to death or disability, Mr. Sunu or his estate or his beneficiaries, as the case may be, are entitled to (i) any accrued but unpaid base salary through the date of the termination of Mr. Sunu's employment, (ii) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu's employment), (iii) any unpaid or unreimbursed expenses, (iv) any benefits to be provided under the Company's employee benefits plans (in accordance with such plans), (v) amounts payable under the LTIP Plan (in accordance with its terms) and (vi) an amount equal to the sum of (x) Mr. Sunu's then-current base salary, (y) Mr. Sunu's annual incentive plan bonus for the immediately preceding fiscal year and (z) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependents during the 12-month period following the date of such termination.
Under the 2013 Employment Agreement, Mr. Sunu is also entitled to reimbursement by the Company of his relocation expenses in an amount up to $480,000 upon conclusion of his employment for any reason other than his death or a termination by the Company for cause. In order to receive such reimbursement, Mr. Sunu must incur the reimbursable expenses and submit requests for such reimbursement within 18 months of the termination of his employment with the Company; provided, however, that the relocation expenses will be deemed expended in full by Mr. Sunu on the date that is 18 months subsequent to such termination and Mr. Sunu will receive any of the $480,000 not previously reimbursed within 30 days of such date.
The payment of any amount or provision of any benefit, subject to certain exceptions set forth in the 2013 Employment Agreement, is conditioned upon Mr. Sunu's execution and delivery to the Company of a release of all claims against, among other parties, the Company and its subsidiaries, in connection with those termination circumstances under the 2013 Employment Agreement requiring a release. In addition, Mr. Sunu's entitlement to payments and benefits upon termination under the 2013 Employment Agreement is subject to his compliance with a non-interference agreement with the Company, pursuant to which Mr. Sunu agrees to, among other things, certain non-competition and non-solicitation provisions for 24 months following the termination of his employment with the Company.
Ajay Sabherwal, Shirley J. Linn, Peter G. Nixon and Anthony A. Tomae
Under the employment agreements with each of the above named executives, either party may terminate the executive's employment at any time. In the event (i) the Company terminates the executive's employment without cause (as defined in the employment agreements) prior to the expiration of the term of employment, (ii) the Company delivers a termination notice to the executive in accordance with the provisions of his or her employment agreement prior to the expiration of the initial three-year employment period or (iii) the executive resigns his or her employment for good reason (as defined in the employment agreements), the executive will receive: (x) any accrued but unpaid base salary through the date of the termination, any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment), any unpaid or unreimbursed expenses, any benefits to be provided under the Company's employee benefits plans upon a termination of employment and any amounts payable under the LTIP Plan; and (y) an amount equal to the sum of (A) two times the amount of the executive's then-current base salary, (B) two times the amount of his or her average annual incentive plan bonus for the immediately preceding two fiscal years where such average is determined by reference to the actual annual bonus paid to the executive for the immediately two preceding fiscal years; and (C) the cost of continued health and disability insurance coverage for the executive and his or her covered dependents for a period of 24 months following such termination or resignation, as applicable. In the case of (iii) above, the executive is also entitled to accelerated vesting of the next tranche of awards payable under the LTIP Plan. The employment agreements do not require the Company to provide any tax gross-up on the benefits paid under the employment agreements.
In the event the Company terminates the executive's employment without cause (as defined in the employment agreements) or the Company delivers a termination notice to the executive, in either case after the expiration of the term of employment, the executive will receive: (i) any accrued but unpaid base salary through the date of the termination, (ii) any unpaid or unreimbursed expenses, (iii) any benefits to be provided under the Company's employee benefits plans and (iv) any amounts payable under the LTIP Plan. However, if such termination occurs within six months of a change in control, the executive is also entitled to any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment) and each of the payments and benefits described in (A) and (C) in the immediately preceding paragraph.

The amount of the executive's bonus upon termination related to a change in control will be the greater of (B) in the preceding paragraph or two times his or her target annual incentive plan bonus for the year in which the termination occurred.
In the event that the executive's employment is terminated due to death or disability, the executive or his or her estate or his or her beneficiaries, as the case may be, is entitled to (i) any accrued but unpaid base salary through the date of the termination of the executive's employment, (ii) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of the executive's employment), (iii) any unpaid or unreimbursed expenses, (iv) any benefits to be provided under the Company's employee benefits plans (in accordance with such plans) and (v) any amounts payable under the LTIP Plan.
In the event that the executive's employment is terminated (i) by the Company with cause, (ii) by the executive without good reason or (iii) upon the delivery by the executive to the Company of a termination notice pursuant to the terms of his or her employment agreement, the executive is entitled to any accrued but unpaid base salary through the date of the termination of the executive's employment, any unpaid or unreimbursed expenses, any benefits to be provided under the Company's employee benefits plans upon a termination of employment (in accordance with the terms of such plans) and any amounts payable under the LTIP Plan.
Upon the occurrence of a change in control, all of the executives' unvested benefits under the LTIP Plan are accelerated and vest in full.
The executive's entitlement to payments and benefits under his or her employment agreement is subject to his or her compliance with a non-interference agreement with the Company, pursuant to which the executive agrees to, among other things, certain non-competition and non-solicitation provisions for 12 months following his or her employment with the Company.
In addition, in the event that (i) the executive's employment is terminated due to death or disability, (ii) the Company terminates the executive's employment without cause, (iii) the Company delivers a termination notice prior to the expiration of the executive's term of employment pursuant to the provisions of the employment agreement, or (iv) the executive terminates his or her employment with good reason in accordance with his or her employment agreement, the payment of any amount or provision of any benefit in connection therewith is conditioned upon the executive's execution and delivery to the Company of a release of all claims, subject to certain exceptions set forth in the employment agreements.
Potential Post-Employment Payments Table
The following table shows cash compensation and other benefits that would have been provided under the employment agreements with the NEOs if their employment had terminated on December 31, 2014 under conditions that would trigger payments.

Reason for Payment	Base Salary(1) ($)	Non-Equity Incentive Plan(2) ($)	Acceleration and Continuation of Equity Awards(3) ($)	Continuation of Medical/Welfare Benefits(4) ($)	Relocation(5) ($)	Total Termination Benefits ($)
Mr. Sunu
Involuntary termination with cause	—	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	480,000	480,000
Death	830,000	787,500	497,061	22,225	—	2,136,786
Disability	830,000	787,500	497,061	22,225	480,000	2,616,786
Termination without cause, non-extension or voluntary termination with good reason	1,660,000	777,750	33,395	44,450	480,000	2,995,595
Termination after change in control	1,660,000	1,660,000	885,870	44,450	480,000	4,730,320
Mr. Sabherwal
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	171,235	—	—	171,235
Termination without cause	816,000	214,250	7,081	55,727	—	1,093,058
Voluntary termination with good reason	816,000	214,250	11,055	55,727	—	1,097,032
Termination after change in control	816,000	428,500	299,663	55,727	—	1,599,890
Ms. Linn
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	129,007		—	129,007
Termination without cause	662,000	174,100	5,701	26,522	—	868,323
Voluntary termination with good reason	662,000	174,100	8,181	26,522	—	870,803
Termination after change in control	662,000	348,200	228,549	26,522	—	1,265,271
Mr. Nixon
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	144,854	—	—	144,854
Termination without cause	684,000	181,250	5,902	41,546	—	912,698
Voluntary termination with good reason	684,000	181,250	9,432	41,546	—	916,228
Termination after change in control	684,000	362,500	253,815	41,546	—	1,341,861
Mr. Tomae
Involuntary termination with cause or voluntary termination without good reason	—	—	—	—	—	—
Death or disability	—	—	190,385	—	—	190,385
Termination without cause	686,000	180,000	7,081	55,079	—	928,160
Voluntary termination with good reason	686,000	180,000	37,300	55,079	—	958,379
Termination after change in control	686,000	360,000	312,581	55,079	—	1,413,660

(1)
Other than for Mr. Sunu in the event of his death or disability, the base salary paid upon termination under the applicable scenario is calculated as two times the 2014 base salary. In the event of Mr. Sunu's death or disability, the base salary paid upon termination is equal to his 2014 base salary.

(2)
Other than for Mr. Sunu in the event of his death or disability, the incentive paid upon termination under the applicable scenario is calculated as two times the average of the annual incentive paid for the immediately two preceding fiscal years (fiscal years 2013 and 2012), except in the case of termination due to a change in control, which is the greater of the average annual incentive paid for the immediately two preceding fiscal years or two times the annual incentive target. In the event of Mr. Sunu's death or disability, the incentive is equal to his annual incentive paid for the immediately preceding fiscal year (fiscal year 2013).

(3)
The amount reflected is the unamortized expense as of December 31, 2014 under the applicable scenario. In the event of death or disability, the amount is calculated for full vesting of stock awards and the next tranche for option awards pursuant to the LTIP Plan. For Mr. Sunu, the amount is calculated for the next tranche of awards in the event of his termination without cause, non-extension of his employment agreement or voluntary termination with good reason. For all NEOs except Mr. Sunu, the amount is calculated for the next tranche of awards in the event of their voluntary termination with good reason or for 50% of unvested awards pursuant to the LTIP Plan in the event of their termination without cause. In the case of termination related to a change in control, the amount is calculated for full vesting of all unvested awards.

(4)
Other than for Mr. Sunu in the event of his death or disability, the cost of continued health and disability insurance coverage paid upon termination under the applicable scenario is calculated at the present value of 24 months of benefits. In the event of Mr. Sunu's death or disability, the amount is calculated at the present value of 12 months of benefits.

(5)	Mr. Sunu is entitled to reimbursement of his relocation expenses up to $480,000 for any reason other than his death or termination by the Company for cause.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to the Company as well as the skill level required by the members of our board of directors. FairPoint's employee director, Mr. Sunu, does not receive any compensation for serving on its board of directors.
2014 Compensation
Cash Compensation. With the exception of Mr. Gingold, who elected to forgo all compensation, the Company's non-employee directors were paid the following cash fees in 2014: (i) an annual fee of $75,000 for serving as a non-employee director (prorated for a partial year's service in the case of Mr. Aquino); (ii) a $40,000 annual cash retainer for serving as the chair of the board of directors; (iii) a $30,000 annual cash retainer for serving as the chair of the audit committee; (iv) a $20,000 annual cash retainer for serving as the chair of the compensation committee, the corporate governance and nominating committee and the regulatory committee; and (v) annual committee member fees of $15,000 for serving on the audit committee (prorated for a partial year's service in the case of Mr. Austin) and $7,500 for serving on the compensation committee. All annual fees were paid in quarterly installments.
Equity Compensation. With the exception of Mr. Gingold, who elected to forgo all compensation, and Mr. Aquino, who was not yet a director, on January 22, 2014, each of the Company’s non-employee directors received an award of approximately $150,000 in the form of restricted stock and stock options under the LTIP Plan. These awards vested 100% and were issued on the first anniversary of the grant date, January 22, 2015. Upon his election to our board of directors on May 12, 2014, Mr. Aquino received an award of approximately $105,000 in the form of restricted stock and stock options under the LTIP Plan, which will vest 100% on May 12, 2015.
Share Ownership Guidelines
The Company’s directors are subject to share ownership guidelines to better align their interests with those of our shareholders by requiring directors to acquire and maintain meaningful equity positions in the Company. Under the guidelines, each director is required to own shares of the Company’s common stock with a value equal to at least three times their annual base cash retainer. Directors are required to meet these guidelines within the later of five years of the date of adoption of these guidelines (by June 3, 2018) or of such individual becoming subject to them. If a director does not meet the required ownership guidelines within the specified period, he may receive all of his future board compensation in equity until the goal is met.
No Hedging/No Pledging Provisions
Our insider trading policy prohibits the directors from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential changes in the value of our common stock, prohibits the holding of our securities in a margin account and prohibits any director from pledging our securities as collateral for a loan.

2014 Director Summary Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Peter D. Aquino	47,802	76,508	28,298	152,608
Dennis J. Austin	84,561	109,513	40,477	234,551
Peter C. Gingold (4)	—	—	—	—
Edward D. Horowitz	135,000	109,513	40,477	284,990
Michael J. Mahoney	110,000	109,513	40,477	259,990
Michael K. Robinson	90,000	109,513	40,477	239,990
David L. Treadwell	102,500	109,513	40,477	252,490
Wayne Wilson	105,000	109,513	40,477	254,990

(1)
See the discussion preceding this table for the general method used to determine each non-employee director's cash compensation. For fiscal 2014, the particular components paid as cash compensation in excess of each non-employee director's $75,000 annual retainer with the exception of Mr. Aquino were as follows: Mr. Austin ($9,561 as member of the audit committee beginning on May 12, 2014); Mr. Horowitz ($40,000 as chair of the board of directors and $20,000 as chair of the compensation committee); Mr. Mahoney ($15,000 as member of the audit committee and $20,000 as chair of the regulatory committee); Mr. Robinson ($15,000 as member of the audit committee); Mr. Treadwell ($7,500 as member of the compensation committee and $20,000 as chair of the corporate governance and nominating committee) and Mr. Wilson ($30,000 as chair of the audit committee). The $75,000 annual retainer was prorated for Mr. Aquino's appointment to the board of directors on May 12, 2014.

(2)
Reflects the grant date fair value based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. This amount is equal to the number of shares of restricted stock issued multiplied by the market value of the Company’s common stock on the date of grant. On January 22, 2014, each director, with the exception of Mr. Gingold and Mr. Aquino, was granted 8,309 shares of restricted stock with a market value of $13.18 per share that vested on January 22, 2015. On May 12, 2014, Mr. Aquino was granted 5,532 shares of restricted stock with a market value of $13.83 that will vest on May 12, 2015.

(3)
Reflects the grant date fair value based on the number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. See note (1) to the Summary Compensation table for more information on the assumptions used. On January 22, 2014, each director, with the exception of Mr. Gingold and Mr. Aquino, was granted 6,491 options with a grant date fair value of $6.24 per share that vested on January 22, 2015. On May 12, 2014, Mr. Aquino was granted 4,268 options with a grant date fair value of $6.63 per share that will vest on May 12, 2015.

(4)	Mr. Gingold waived the receipt of all compensation.
2015 Equity Compensation Awards
With the exception of Mr. Gingold, who elected to forgo all compensation, on January 22, 2015, each of the Company’s non-employee directors also received an award of approximately $150,000 in the form of 6,973 shares of restricted stock and 5,549 stock options, which were issued under the LTIP Plan. These awards will vest 100% on the first anniversary of the grant date.
Compensation Committee Interlocks and Insider Participation
The compensation committee of the board of directors was comprised of Mr. Horowitz, Mr. Gingold and Mr. Treadwell in 2014. None of the members of the board of directors who sat on the compensation committee in 2014 was employed by us as an officer or employee during or prior to 2014. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations and no executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on our board of directors in 2014.

EXECUTIVE OFFICERS
The following table sets forth the names and positions of our current executive officers and their ages as of March 23, 2015.

Name	Age	Position
Paul H. Sunu	59	Director and Chief Executive Officer
Ajay Sabherwal	49	Executive Vice President and Chief Financial Officer
Shirley J. Linn	64	Executive Vice President, General Counsel and Secretary
Peter G. Nixon	62	Executive Vice President, External Affairs and Operational Support
Anthony A. Tomae	54	Executive Vice President and Chief Revenue Officer
John J. Lunny	51	Senior Vice President and Chief Technology Officer
Steven G. Rush	57	Senior Vice President, Northern New England Operations
Karen D. Turner	47	Senior Vice President, Strategy and Business Support
John T. Hogshire	53	Senior Vice President and Controller
The following sets forth selected biographical information for our executive officers who are not directors.
Ajay Sabherwal. In July 2010, Mr. Sabherwal was appointed as our Executive Vice President and CFO. Previously, Mr. Sabherwal served as CFO for Mendel Biotechnology from 2009 to 2010, CFO for Aventine Renewable Energy from 2005 to 2009 and Executive Vice President, Finance and CFO for Choice One Communications from 1999 to 2005. Mr. Sabherwal serves as a director for Lone Pine Resources, an oil and gas exploration and production company based in Calgary, Canada and is an adjunct faculty member of the McColl School of Business at Queens University of Charlotte, North Carolina.
Shirley J. Linn. In March 2006, Ms. Linn was appointed as our Executive Vice President, General Counsel and Secretary. Previously, Ms. Linn served as our Senior Vice President, General Counsel and Secretary from September 2004 to March 2006. Prior thereto, Ms. Linn served as our General Counsel since October 2000, our Vice President since October 2000 and our Secretary since December 2000. Prior to joining us, Ms. Linn was in the private practice of law in Charlotte, North Carolina and New York City, in each case where she specialized in general business matters, particularly mergers and acquisitions.
Peter G. Nixon. In July 2011, Mr. Nixon assumed the role of Executive Vice President, External Affairs and Operational Support. Previously, since July 2007, Mr. Nixon served as our President. Prior to July 2007, Mr. Nixon had served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region, Telecom Group from June 1999 to April 2001 and President of Chautauqua and Erie Telephone Corporation, which we refer to as C&E, from July 1997, when we acquired C&E, to June 1999. From April 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1978 to March 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon served as the past chairman of the New York State Telecommunications Association from June 1996 to June 1998.
Anthony A. Tomae. In April 2012, Mr. Tomae was appointed as our Executive Vice President and Chief Revenue Officer.  Mr. Tomae previously served as Executive Vice President, Sales and Marketing at Deltacom from 2006 to 2010 and as Senior Vice President of Marketing at Wiltel Communications from 2003 to 2005. Additionally, Mr. Tomae served as Vice President of Marketing and Product Management at Broadwing Communications from 1999 to 2002 and held marketing positions at other telecommunications-related companies prior to that, including Prodigy, Inc. and AT&T.
John J. Lunny. In September 2013, Mr. Lunny was appointed as our Senior Vice President and Chief Technology Officer. Mr. Lunny is responsible for voice and data network architecture, data center operations, IT, engineering and provisioning, as well as project management and product development. Mr. Lunny has 26 years of network operations, engineering and service delivery experience in the communications industry. He joined FairPoint in 2008 as director of sales engineering and was promoted to vice president of network planning in 2009 and Senior Vice President of Planning and Engineering in 2010 before moving into his current position in 2013. Prior to joining FairPoint, Mr. Lunny was senior director of service delivery at Comcast Business Services and before that he spent 13 years at Level 3 Communications, Inc. in operations, where he took on roles of increasing responsibility and became vice president of operations for the northeast region. Mr. Lunny also worked in sales engineering and operations at Reliance CommTec / Lorain Power.  He began his career in Network Operations for AT&T.
Steven G. Rush. In December 2014, Mr. Rush was appointed as our Senior Vice President, Northern New England Operations. Mr. Rush is responsible for operational leadership of our northern New England properties. Prior to December 2014, Mr. Rush was most recently Senior Vice President, Customer Care and Network Assurance for the Company. Prior to joining the Company in 2007, Mr. Rush was Vice President of the Technical Network for INFONXX. Mr. Rush spent 26 years with AT&T in roles of increasing responsibility and tackled many challenges including mobilizing and coordinating restoral of the telecommunications network serving the New York Stock Exchange following the events of September 11, 2001. In his last role with AT&T, he was Vice President of Network Operations. He began his career as a Fire Control Technician in the U.S. Navy specializing in the Advanced Electronics and Electricity division.
Karen D. Turner. In December 2014, Ms. Turner was appointed as our Senior Vice President, Strategy and Business Support. Ms. Turner oversees the Company's operations other than those in northern New England and is responsible for ensuring timely and high quality implementation of strategic initiatives across all areas of the Company. Ms. Turner joined the Company in May 2014 as Vice President, Strategy and Business Support. Ms. Turner previously served as Vice President of Global Business Finance from 2011 to 2014 and Corporate Controller from 2008 to 2011 at INC Research, LLC. Ms. Turner has more than 20 years of experience in finance, accounting, operational support and administration.
John T. Hogshire. In April 2014, Mr. Hogshire was appointed as our Senior Vice President and Controller. Previously, Mr. Hogshire served as our Vice President and Controller from September 2010 to April 2014. Mr. Hogshire previously served as the Director of Accounting for Aviat Networks from July 2008 to September 2010, as a Consultant with Aviat Networks from January 2008 to July 2008 and as Vice President—Controller of Madison River Communications from December 1998 to July 2007.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our code of business conduct and ethics, which is posted on our website at www.fairpoint.com, prohibits directors and executive officers from engaging in transactions on behalf of us with a family member or with a company with which they are or their family member is a significant owner or associated or employed in a significant role. Our audit committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving potential related party transactions or business or professional relationships must be reported to our legal department which will assess the materiality of the transaction or relationship and elevate the matter to the audit committee as appropriate. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by us are no less favorable than could be obtained from unrelated parties on an arm's-length basis. Directors and officers are not permitted to enter into, develop or continue any such material transaction or relationship without obtaining prior approval from the audit committee.
Michael K. Robinson, a member of our board of directors, serves as the CEO of Broadview. From time to time, Broadview purchases services from us in the ordinary course of business. In 2014, we provided wholesale services, specifically the resale of access on our network and unbundled network elements, as well as full end-to-end circuit platforms, to Broadview, totaling approximately $1.0 million in the aggregate. This amount is less than 1% of Broadview's gross revenue for 2014. Such services were provided on an arm's-length basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors and beneficial owners of more than 10% of our common stock are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors, officers and beneficial owners of more than 10% of our common stock or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act for fiscal year 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of March 23, 2015. The information (other than with respect to our current directors and executives) is based on a review of statements filed prior to March 23, 2015 with the SEC pursuant to Sections 13(d), 13(f), 13(g) and 16 of the Exchange Act with respect to our common stock. The following table includes beneficial ownership for:

•	each NEO;

•	all other executive officers as a group;

•	each director;

•	all executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock based on such person's most recently filed Schedule 13D or Schedule 13G.
The address of each director and executive officer listed is c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, NC 28202.
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially Owned (1)
Name	Number	Percent of Class
Executive Officers and Directors:
Paul H. Sunu (2)	575,250	2.1%
Ajay Sabherwal (3)	182,555	0.7%
Shirley J. Linn (4)	139,237	0.5%
Peter G. Nixon (5)	150,917	0.6%
Anthony A. Tomae (6)	117,482	0.4%
Other executive officers as a group (4 persons) (7)	168,262	0.6%
Peter D. Aquino (8)	16,773	0.1%
Dennis J. Austin (9)	80,619	0.3%
Peter C. Gingold (10)	—	—
Edward D. Horowitz (11)	91,119	0.3%
Michael J. Mahoney (12)	78,619	0.3%
Michael K. Robinson (13)	78,619	0.3%
David L. Treadwell (14)	97,619	0.4%
Wayne Wilson (15)	78,619	0.3%
All executive officers and directors as a group (17 persons) (16)	1,855,690	6.9%
5% Shareholders:
Angelo, Gordon & Co., L.P. (17)	5,128,325	19.1%
FMR LLC (18)	2,053,668	7.6%
Maglan Capital LP (19)	1,943,849	7.2%
Canton Holdings, L.L.C. (20)	1,883,248	7.0%
GoldenTree Asset Management LP (21)	1,833,392	6.8%
New Generation Advisers LLC (22)	1,562,159	5.8%
BlackRock, Inc. (23)	1,417,187	5.3%

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 26,864,773 shares of our common stock outstanding as of March 23, 2015.

(2)
With respect to shares Mr. Sunu beneficially owned: (i) includes 302,250 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii)  includes 66,500 shares of restricted stock awarded under the LTIP Plan and (iii) includes 206,500 shares of common stock.

(3)
With respect to shares Mr. Sabherwal beneficially owned: (i) includes 104,200 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 23,125 shares of restricted stock awarded under the LTIP Plan and (iii) includes 55,230 shares of common stock.

(4)
With respect to shares Ms. Linn beneficially owned: (i) includes 77,925 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 18,250 shares of restricted stock awarded under the LTIP Plan and (iii) includes 43,062 shares of common stock.

(5)
With respect to shares Mr. Nixon beneficially owned: (i) includes 84,315 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 20,425 shares of restricted stock awarded under the LTIP Plan and (iii) includes 46,177 shares of common stock.

(6)
With respect to shares Mr. Tomae beneficially owned: (i) includes 53,083 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 30,025 shares of restricted stock awarded under the LTIP Plan and (iii) includes 34,374 shares of common stock.

(7)
With respect to shares beneficially owned: (i) includes 119,700 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 27,916 shares of restricted stock awarded under the LTIP Plan and (iii) includes 20,646 shares of common stock.

(8)
With respect to shares Mr. Aquino beneficially owned: (i) includes 4,268 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) includes 12,505 shares of restricted stock awarded under the LTIP Plan.

(9)
With respect to shares Mr. Austin beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 37,577 shares of common stock.

(10)	Mr. Gingold has elected to waive all compensation and otherwise owns no shares of common stock.

(11)
With respect to shares Mr. Horowitz beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 48,077 shares of common stock.

(12)
With respect to shares Mr. Mahoney beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 35,577 shares of common stock.

(13)
With respect to shares Mr. Robinson beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 35,577 shares of common stock.

(14)
With respect to shares Mr. Treadwell beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 54,577 shares of common stock.

(15)
With respect to shares Mr. Wilson beneficially owned: (i) includes 36,069 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 6,973 shares of restricted stock awarded under the LTIP Plan and (iii) includes 35,577 shares of common stock.

(16)
With respect to shares beneficially owned: (i) includes 962,155 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 240,584 shares of restricted stock awarded under the LTIP Plan and (iii) includes 652,951 shares of common stock.

(17)
Based solely on information contained in the Schedule 13D filed with the SEC on May 20, 2011 by Angelo, Gordon & Co., L.P. (address: 245 Park Avenue, 26th Floor, New York, New York 10167) and the number of outstanding shares of our common stock on March 23, 2015. The Angelo, Gordon & Co., L.P. Schedule 13D reported sole voting power and sole dispositive power of 5,128,325 shares.

(18)
Based solely on information contained in the Schedule 13G filed on February 13, 2015 with the SEC as of December 31, 2014 by FMR LLC (address: 245 Summer Street, Boston, Massachusetts 02210) and the number of outstanding shares of our common stock on March 23, 2015. The FMR LLC Schedule 13G reported sole voting power and sole dispositive power of 2,053,668 shares.

(19)
Based solely on information contained in the Schedule 13G filed on February 11, 2015 with the SEC as of December 31, 2014 by Maglan Capital LP (address: 25 West 39th Street, 2nd Floor, New York, New York 10018) and the number of outstanding shares of our common stock on March 23, 2015. The Maglan Capital LP Schedule 13G reported shared voting power and shared dispositive power of 1,943,849 shares.

(20)
Based solely on information contained in the Schedule 13G filed on February 17, 2015 with the SEC as of December 31, 2014 by Canton Holdings, L.L.C. (address: 570 Lexington Avenue, 40th Floor, New York, New York, 10022) and the number of outstanding shares of our common stock on March 23, 2015. The Canton Holdings, L.L.C. Schedule 13G reported shared voting power and shared dispositive power of 1,883,248 shares.

(21)
Based solely on information contained in the Schedule 13G filed on January 16, 2015 with the SEC as of December 31, 2014 by GoldenTree Asset Management LP (address: 300 Park Avenue, 21st Floor, New York, New York 10022) and the number of outstanding shares of our common stock on March 23, 2015. The GoldenTree Asset Management LP Schedule 13G reported shared voting power and shared dispositive power of 1,833,392 shares.

(22)
Based solely on information contained in the Schedule 13G filed on February 4, 2015 with the SEC as of December 31, 2014 by New Generation Advisors LLC (address: 49 Union Street, Manchester, MA 01944) and the number of outstanding shares of our common stock on March 23, 2015. The New Generation Advisors LLC Schedule 13G reported shared voting power and shared dispositive power of 1,562,159 shares.

(23)
Based solely on information contained in the Schedule 13G filed on February 3, 2015 with the SEC as of December 31, 2014 by BlackRock, Inc. (address: 55 East 52nd Street, New York, New York 10022) and the number of outstanding shares of our common stock on March 23, 2015. The BlackRock, Inc. Schedule 13G reported sole voting power and sole dispositive power of 1,417,187 shares.

PROPOSAL 1: ELECTION OF DIRECTORS
Our board of directors currently consists of nine directors. In accordance with the Company's by-laws, each member of the board of directors is expected to have a one-year term so that their term will expire at each annual meeting of shareholders.
It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve.
We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.
Nominees for Election as Directors
The table below sets forth the names, ages as of March 23, 2015, and existing positions with us held by each nominee:

Name	Age	Office or Position Held
Peter D. Aquino	53	Member of the Regulatory Committee
Dennis J. Austin	70	Member of the Regulatory Committee and member of the Audit Committee
Peter C. Gingold	41	Member of the Compensation Committee
Edward D. Horowitz	67	Chair of the Board of Directors, Chair of the Compensation Committee and member of the Corporate Governance and Nominating Committee
Michael J. Mahoney	64	Chair of the Regulatory Committee and member of the Audit Committee
Michael K. Robinson	58	Member of the Regulatory Committee and member of the Audit Committee
Paul H. Sunu	59	Director and Chief Executive Officer of FairPoint
David L. Treadwell	60	Chair of the Corporate Governance and Nominating Committee and member of the Compensation Committee
Wayne Wilson	66	Chair of the Audit Committee and member of the Corporate Governance and Nominating Committee
Vote Required; Recommendation
Directors will be elected by a plurality of the votes cast so long as a quorum is present at the annual meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for director. The board of directors unanimously recommends that you vote "FOR" all of the nominees for election as directors.

PROPOSAL 2: APPROVAL ON AN ADVISORY BASIS OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act requires our shareholders to have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs. In 2012, our shareholders voted on how frequently we should have an advisory vote on executive compensation, typically known as a "say-on-pay" vote. In accordance with those voting results, we will conduct a "say-on-pay" vote every year at the annual meeting. We are required to hold votes on the frequency of the "say-on-pay" vote every six years.
As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals. Our NEOs are also aligned with our shareholders because a meaningful portion of their compensation is comprised of equity-based incentives. Our compensation committee, which oversees and approves our compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with our performance and the interests of our shareholders. Please read the "Compensation Discussion and Analysis" for additional details about our executive compensation programs. We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the shareholders of FairPoint Communications, Inc. (the "Company") approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation table and the other related tables and narrative disclosure."
The say-on-pay vote is advisory, and therefore not binding on us, our board of directors or the compensation committee of our board of directors. However, our board of directors and the compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation, we will consider our shareholders' concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.
Vote Required; Recommendation
The approval by a non-binding advisory vote of our named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. The board of directors unanimously recommends that you vote "FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has recommended that the appointment of Ernst & Young LLP be submitted for ratification by the shareholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent registered public accountants and clients.
We understand that a representative from Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the shareholders' opinions, which the audit committee will take into consideration in future deliberations. If the appointment of Ernst & Young LLP is not ratified at the annual meeting, the audit committee will consider the engagement of other independent registered public accounting firms in the future. The audit committee may terminate the engagement of Ernst & Young LLP as our independent registered public accounting firm without the approval of our shareholders whenever the audit committee deems termination necessary or appropriate.
Vote Required; Recommendation
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The board of directors unanimously recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.
Principal Accounting Fee Information
The following table sets forth the aggregate fees paid or payable to Ernst & Young LLP, our independent registered public accounting firm, relating to services rendered for our fiscal years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees (1)	$1,959,000	$2,710,000
Audit-related Fees	—	—
Tax Fees (2)	—	27,000
All Other Fees (3)	2,000	2,000
Total	$1,961,000	$2,739,000
(1) Audit fees include amounts related to annual financial statement audit work and quarterly financial statement reviews. These amounts also include the review of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.
(2) Tax Fees consist of fees for professional services for tax consulting.
(3) All Other Fees consist of amounts billed to us related to an online research tool for 2014 and 2013.
Audit Committee Pre-Approval Policy
In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by our audit committee.
Our audit committee's pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our audit committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the audit committee's acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.
Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent registered public accounting firm.
The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

SHAREHOLDER PROPOSALS
Any proposal or proposals by a shareholder submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy card relating to our 2016 annual meeting of shareholders must be submitted to us no later than December 1, 2015. All such submissions must comply with Rule 14a-8. In addition, if you desire to bring business or submit a proposal (including director nominations) before our 2016 annual meeting of shareholders outside of Rule 14a-8 under the Exchange Act (i.e., where such business or proposal will not be included in the Company's proxy statement for the 2016 annual meeting) you must comply with our by-laws, which require, among other things, that you provide written notice of such business to our secretary, which notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2016 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.
Notices of intention to present proposals at the 2016 annual meeting should be addressed to the Company, Attn: Secretary, 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.
ANNUAL REPORT
Our Annual Report for the year ended December 31, 2014 accompanies this proxy statement.
OTHER BUSINESS
We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment.

FairPoint communications

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote "FOR" each nominee listed in Item 1 and "FOR" Items 2 and 3.

1. ELECTION OF DIRECTORS:

01 - Peter D. Aquino	02 - Dennis J. Austin	03 - Peter C. Gingold
04 - Edward D. Horowitz	05 - Michael J. Mahoney	06 - Michael K. Robinson
07 - Paul H. Sunu	08 - David L. Treadwell	09 - Wayne Wilson

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

NOTE: THE PROXIES MAY ALSO VOTE ON OR TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 3 4 5 0 9 2

021JVA

Important notice regarding the Internet availability of proxy materials for the annual meeting of shareholders.
The Proxy Statement and the 2014 Annual Report to Shareholders are also available at:
www.edocumentview.com/FRP

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

FairPoint communications

Proxy — FAIRPOINT COMMUNICATIONS, INC.

2015 Annual Meeting of Shareholders – May 11, 2015 – 11:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FAIRPOINT COMMUNICATIONS, INC.

The undersigned hereby appoints Ajay Sabherwal and Peter G. Nixon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this ballot, all the shares of FairPoint Communications, Inc. common stock, par value $0.01 per share, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2015 Annual Meeting of Shareholders of FairPoint Communications, Inc. to be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202 on Monday, May 11, 2015, at 11:00 a.m. EDT, or at any adjournment or postponement thereof (the "Annual Meeting"), with all powers which the undersigned would possess if present at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted according to the Board of Directors recommendations of "FOR" each nominee listed in Item 1 and "FOR" Items 2 and 3 and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.